Exhibit 10(j)(xv)










                                             November 18, 1993




          Mr. William L. Flaherty
          Vice President - Finance
          Gibson Greetings, Inc.
          2100 Section Road
          Cincinnati, OH   45237

          Dear Bill:

          Gibson Greetings, Inc. and I are very pleased that you have agreed to serve as Vice President - Finance and Chief Financial Officer of Gibson Greetings, Inc. ("the Company"). As such, you will report directly to the Chairman and Chief Executive Officer of the Company and will be responsible for all of the Finance, Treasury, Accounting, Tax, Internal Audit and Risk Management functions of the Company. The following terms and conditions will govern your service to the Company.

          1. You will serve the Company on a full-time basis as a senior executive employee, and the Company will employ you as such, for a period of three years commencing November 18, 1993 and ending November 17, 1996 unless you are terminated at an earlier date pursuant to Paragraph 11, 12 or 14 of this Agreement. Your annual salary will be $175,000, which amount will be reviewed every fifteen months and which may be increased from time to time by the Company throughout the term of this Agreement in accordance with the Company's salary administration program.

               No later than twelve months prior to expiration of the initial term of this Agreement, it will be reviewed by the Company for the purpose of deciding whether or not it will be extended upon its expiration. You will be advised promptly of a decision not to extend. If you are not notified at that time of a decision not to extend the Agreement, it will continue indefinitely until terminated by the Company for any reason and at any time upon giving you one (1) year's advance written notice. This Agreement at all times shall remain subject to earlier termination for cause pursuant to Paragraph 11, 12 or 14.

               Notwithstanding anything herein to the contrary, if the Company decides not to extend this Agreement at the end of
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          Mr. William L. Flaherty
          November 18, 1993
          Page 2




               the initial term and elects to terminate your employment at that time, you will receive a separation payment equal to six months' salary and be provided with outplacement services arranged by the Company at its expense.

          2. You will receive a signing bonus of $30,000 paid in equal installments of $7,500 on December 1, 1993 and on March 1, June 1 and September 1, 1994, provided you are still in the employ of the Company on those dates.

          3. As a participant in the Company's Executive Bonus Plan, you will be eligible for a bonus for 1994 and for the remaining term of this Agreement and for each year of any extension hereof.

          4. As additional consideration for this Agreement, and contingent upon approval by the Compensation Committee, you will be granted a nonqualified stock option for 15,000 shares of the common stock of the Company. The options shall become vested at the rate of thirty-three and one-third percent (33 %) for each of the first three anniversaries of the grant date. Such vesting and subsequent exercisability shall be conditioned upon your continuing to be employed by the Company on each such anniversary date.

          5. The Company will reimburse you for your reasonable expenses of moving from Weston, Massachusetts to Cincinnati, Ohio, including: household moving costs; your and your spouse's travel expenses for house-hunting trips as approved in advance by the Company; and realtor fees and transfer taxes for the sale of your present home in Weston, Massachusetts.

          6. You will be covered by the Company's special benefit programs for executives which include: executive physical examinations, life insurance, tax preparation and estate planning assistance. The amount of your life insurance shall be three (3) times your annual salary, not to exceed $600,000.

          7. Upon approval of the Compensation Committee, you will be named a participant in the Company's Supplemental Executive Retirement Plan (SERP).

          8. You will be covered by the Company's health insurance plan for which we will waive the usual waiting period.
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          Mr. William L. Flaherty
          November 18, 1993
          Page 3




          9. You will be eligible for four (4) weeks of paid vacation during each year this Agreement remains in effect.

          10. In the event any person becomes the beneficial owner of fifty percent (50%) or more of the Company's securities, and you are not retained by that person in substantially the same capacity and salary as contemplated herein for at least six (6) months from the date of said change in beneficial ownership, then, upon your termination hereunder, you will be paid one year's salary reduced by 1/12 for each full month of employment completed after said change in beneficial ownership. Any amount to be paid hereunder would be further reduced by the value of any severance package received by you from the new ownership in connection with your termination.

          11. In the event you are unable to perform your duties hereunder due to illness or other incapacity, which incapacity continues for more than six consecutive or nonconsecutive months in any twelve-month period, the Company shall have the right, on not less than 30 days' written notice to you, to terminate this Agreement. In the event of your death during your employment hereunder, your salary shall cease as of the last day of the sixth full calendar month following the month in which your death occurs. Except for such salary continuation rights and except for certain stock option rights, this Agreement shall terminate as of the date of death.

          12. In the event you voluntarily terminate your employment during the term of this Agreement, or if the Company terminates this Agreement and your employment for cause, your right to all compensation hereunder shall cease as of the date of termination. As used in this Agreement, "cause" shall mean dishonesty, gross negligence, or willful misconduct in the performance of your duties or a willful and material breach of this Agreement. Termination of employment shall terminate this Agreement with the exception of the provisions of Paragraphs 13, 14, 15 and 17.

          13. Also in the event you voluntarily terminate your employment hereunder or retire, or if the Company terminates this Agreement and your employment for cause, you agree that for a period of one and one-half years after such termination, you will not compete, directly or indirectly, with the Company or with any division, subsidiary or affiliate of the Company or participate as a director, officer, employee,
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          Mr. William L. Flaherty
          November 18, 1993
          Page 4




               consultant, advisor, partner or joint venturer in any business engaged in the manufacture or sale of greeting cards, gift wrap or other products produced or sold by the Company, or by any division, subsidiary or affiliate of the Company, without the Company's prior written consent. If the Company chooses to terminate this Agreement any time after the initial term and you continue to be employed by the Company as an employee, agent, consultant or otherwise, you agree that this Paragraph 13 shall continue to bind you for a period of one (1) year after your separation from the Company as an employee, agent, consultant or otherwise.

          14. In the event the Company terminates this Agreement and your employment without cause during the initial term of this Agreement, you shall continue to be paid your then current salary through the effective date of such termination.

          15. In connection with this Agreement, you may receive confidential information of the Company. You agree, both during the term of this Agreement and after termination, not to disclose to others, assist others in the application of, or use for your own gain, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of others by legal and equitable means. You further agree that, upon termination of employment with the Company, all documents, records, notebooks, and similar writings, including copies thereof, then in your possession, whether prepared by you or by others, will be left with or returned promptly to the Company. For purposes of this Paragraph 15, "confidential information" means information concerning Company's finances, plans, sales, products, processes and services, or those of Company's subsidiaries, divisions or affiliates, which is disclosed to you or known by you as a consequence of or through your employment with the Company, and which is not generally known in the industry in which the Company or its subsidiaries, divisions or affiliates are or may become engaged. You agree that this Paragraph 15 shall continue to bind you notwithstanding the termination of this Agreement or your employment for any reason whatsoever. If the Company chooses to terminate this Agreement any time after the initial term and you continue to be employed by the Company as an employee, agent, consultant or otherwise, you agree that this Paragraph 15 shall continue to bind you after your separation as an employee, agent or consultant.
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          Mr. William L. Flaherty
          November 18, 1993
          Page 5




          16. Nothing herein is intended to be granted to you in lieu of any rights or privileges to which you may be entitled as an executive employee of the Company under any retirement, insurance, hospitalization, or other plan which may now or hereafter be in effect.

          17. This Agreement shall inure to the benefit of and be binding upon you and your legal representatives as well as the Company, its successors and assigns including, without limitation, any person, partnership, corporation or other entity which may acquire all, or substantially all, of the Company's assets and business.

          18. If any provision of this Agreement is later deemed to be void, the provision may be stricken and the remaining portions of this Agreement enforced as if the provision so stricken was never included herein.

          To indicate your acceptance of and willingness to be bound by this Agreement, please sign and return one duplicate original of this letter.

                                             Sincerely,

                                             GIBSON GREETINGS, INC.


                                             /s/ Benjamin J. Sottile


                                             Benjamin J. Sottile
                                             Chairman of the Board,
                                             President and
                                             Chief Executive Officer




          ACCEPTED AND AGREED TO:


            William L. Flaherty
          William L. Flaherty


          Date:     1/5/94
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